UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

     Date of report (Date of earliest event reported): May 13, 2005

Healthaxis Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

0-13591	23-2214195

(Commission File Number)	(IRS Employer Identification No.)

5215 N. O'Connor Blvd., 800 Central Tower, Irving, Texas	75039

(Address of Principal Executive Offices)	(Zip Code)

(972) 443-5000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

     Following approval by the Company’s common shareholders, on May 13, 2005 the Company closed a financing transaction (the “Closing”) with Tak Investments, Inc. (the “Investor”), a Delaware corporation owned by Mr. Sharad Tak. Under the terms and conditions of the Stock and Warrant Purchase Agreement with the Investor (the “Purchase Agreement”), the Company issued to the Investor 2,222,222 shares of common stock at a per share purchase price of $2.25 for an aggregate initial investment of $5.0 million. The Investor also received at the Closing three warrants (the “Warrants”). The first Warrant, which provides for an exercise price of $2.25 per share of common stock and a term of two years, permits the Company to call the exercise of up to 3,333,333 shares of common stock (for an aggregate of up to $7.5 million) under certain conditions, but only permits the Investor to exercise the Warrant for up to 2,222,222 shares of common stock (for an aggregate of $5.0 million). The Company’s ability to call the exercise of the first Warrant is subject to the satisfaction of certain conditions, including unanimous approval of such action by the Company’s Board of Directors (which requires the approval of the Investor’s designees to the Board, as referenced below). The Investor also received two additional warrants representing the right to purchase additional shares of common stock at prices of $2.70 and $3.15 per share. The number of shares of common stock subject to these two additional Warrants is dependent upon the amount ultimately invested under the first Warrant, but could total up to an additional 2,777,778 shares of common stock and could provide an additional cash investment in the Company of up to $8.1 million.

     In connection with the Closing, the Company and the Investor entered into a number of related agreements. Under the terms of an Investor Rights Agreement, the securities purchased by the Investor are subject to limited transfer restrictions, and the Investor has the right to approve certain fundamental corporate activities, the right to participate in other Healthaxis equity financings and, depending upon the size of the Company’s Board of Directors and the Investor’s continuing ownership position in the Company, the right to designate one to three nominees for election to the Company’s Board of Directors. The Company expects that the Investor will be electing to invoke its right to initially designate up to two additional members to the Board of Directors, and the Company will be obligated to expand its Board and add the Investor’s designees to the Board within five business days after such designation. The parties also entered into a Registration Rights Agreement under which the Company agrees to file a registration statement covering the resale of the shares of common stock purchased under the Purchase Agreement or through exercise of the Warrants.

     As a part of the Closing, the Company also entered into a five-year Remote Resourcing Agreement (the “Resourcing Agreement”) with Healthcare BPO Partners L.P., a company affiliated with the Investor and owned by Mr. Tak. Healthcare BPO Partners will provide India-based personnel and infrastructure that will be utilized by the Company to provide business process outsourcing services and other software development and technical support services to support the Company’s operations. The Indian operations, which will be dedicated for the Company’s exclusive use, will be managed by the Company and based in Jaipur, India. These new Indian operations will supplement the Company’s existing operations in Utah, Texas and Jamaica.

     During the term of the Resourcing Agreement, Healthcare BPO Partners will be the Company's exclusive provider of data capture services outside of the United States, except for the Company's existing Jamaica operations. Healthcare BPO Partners will invoice the Company monthly at agreed-upon rates, subject to annual increases. Under the terms of the Resourcing Agreement, all functions must be provided at globally competitive rates and meet quality and service level standards that are consistent with quality and service level standards Healthaxis is required to maintain for its customers. If the Company believes that it could obtain services similar to those provided by Healthcare BPO Partners from an unaffiliated third party provider at a significantly lower price, then the parties agree to work together in good faith to amend the Resourcing Agreement to provide for the establishment of additional offshore processing facilities, at a reasonably competitive price.

     Some of the Company’s executive officers, Messrs. James W. McLane, John M. Carradine, J. Brent Webb and Jimmy D. Taylor, have Change in Control Employment Agreements with the Company that set forth, among other things, the terms and conditions pursuant to which the Company or its successor will continue to employ them or the amount of certain payments that would be made to each executive upon certain events following a change in control of the Company. At the Closing, each of these executives and the Company entered into an amendment to his employment agreement, acknowledging that the transactions contemplated by the Purchase Agreement constituted a "change in control," as defined in the employment agreement, and that the Company and each of the executives will be bound to a three-year employment term; provided, that Mr. McLane’s Change in Control Employment Agreement, as recommended by Mr. McLane to the Board of Directors, states that Mr. McLane’s duties as Chief Executive Officer shall gradually decrease, as he and the board shall determine, that he can conduct his business principally from Philadelphia, and that upon a date no later than December 31, 2006, Mr. McLane shall cease to serve as Chairman, unless a modification is mutually agreed upon by Mr. McLane and the Board of Directors of the Company. The severance payments to which Mr. McLane is entitled were also slightly reduced, as he recommneded to the board. In addition, all four executives waived their entitlement to terminate employment with the Company for any reason during the 30-day period immediately following the first anniversary of the Closing. Mr. Taylor's employment agreement amendment also included an amendment of the formula used to calculate severance payments.

     In consideration of the concessions made by the executives in the employment agreement amendments, each amendment provided for a cash payment of $10,000 that was made to the executive at Closing, the vesting of all of the options to purchase the Company's Common Stock then held by the executive, and an additional option grant to Mr. McLane of options covering 75,000 shares of Common Stock, to Mr. Carradine of options covering 60,000 shares of Common Stock, to Mr. Webb of options covering 50,000 shares of Common Stock and to Mr. Taylor of options covering 40,000 shares of Common Stock.

     A copy of each of the foregoing agreements is attached to this current report as an exhibit. These agreements were described in greater detail in the Company’s Proxy Statement dated March 30, 2005.

Item 3.02 Unregistered Sales of Equity Securities

     The information contained above in Item 1.01 is hereby incorporated by reference. The issuance of the common shares and the warrants was not registered, in reliance on Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder for transactions not involving a public offering.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1	Stock and Warrant Purchase Agreement dated as of February 23, 2005, between Healthaxis Inc. and Tak Investments, Inc.

10.2	Warrant (#1) executed by Healthaxis Inc. in favor of Tak Investments, Inc. for up to 3,333,333 common shares.

10.3	Warrant (#2) executed by Healthaxis Inc. in favor of Tak Investments, Inc. for up to 1,388,889 common shares.

10.4	Warrant (#3) executed by Healthaxis Inc. in favor of Tak Investments, Inc. for up to 1,388,889 common shares.

10.5	Investor Rights Agreement dated as of May 13, 2005 between Healthaxis Inc. and Tak Investments, Inc.

10.6	Registration Rights Agreement dated as of May 13, 2005 between Healthaxis Inc. and Tak Investments, Inc.

10.7	Remote Resourcing Agreement dated as of May 13, 2005 between Healthaxis, Ltd. and Healthcare BPO Partners, L.P.

10.8	Amendment to Change in Control Employment Agreement dated May 13, 2005 between Healthaxis, Ltd. and James W. McLane.

10.9	Amendment to Change in Control Employment Agreement dated May 13, 2005 between Healthaxis, Ltd. and John M. Carradine.

10.10	Amendment to Change in Control Employment Agreement dated May 13, 2005 between Healthaxis, Ltd. and J. Brent Webb.

10.11	Amendment to Change in Control Employment Agreement dated May 13, 2005 between Healthaxis, Ltd. and Jimmy D. Taylor.

99.1	Press release dated May 16, 2005 issued by Healthaxis Inc. (incorporated by reference to Exhibit 99.1 on Form 8-K filed by the Company on May 16, 2005.)

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 17, 2005

HEALTHAXIS INC.

By:	/s/ James W. McLane

James W. McLane
Chairman of the Board and Chief Executive Officer